Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2006 accompanying the consolidated financial statements of Atlas Pipeline Partners GP, LLC as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and our report dated January 3, 2006, except for Note 2 for which the date is May 19, 2006, accompanying the balance sheet of Atlas Pipeline Holdings, L.P. as of December 31, 2005 included in the prospectus filed pursuant to Rule 424(b) on July 21, 2006 by Atlas Pipeline Holdings, L.P. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Atlas Pipeline Holdings, L.P. on Form S-8.

/S/ GRANT THORNTON LLP

Cleveland, Ohio

November 9, 2006